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                                                                    EXHIBIT 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the registration statements on Form S-3 (No. 33-76151) and on Form S-8 (Nos. 33-70074, 33-81410, and 333-05143) of
Neoprobe Corporation of our report dated February 28, 2002, relating to the December 31, 2001 (predecessor and successor) and 2000 (predecessor) balance sheets of Cardiosonix Ltd. (a development stage company) and the related statements of operations, shareholders' equity and cash flows for each of the two years ended December 31, 2001 and 2000 (predecessor), for December 31, 2001 (successor) and for the period from August 16, 1998 (inception) to December 31, 2001. This report appears in the December 31, 2001 annual report on Form 10-KSB of Neoprobe Corporation.


Somekh Chaikin
Certified Public Accountants (Israel)
A member of KPMG International

Tel Aviv
March 7, 2002